Norfolk Southern Corporation Long-Term Incentive Plan

2010 Award Agreement for Outside Directors

            This AGREEMENT dated as of January 28, 2010 (Award Date), between NORFOLK SOUTHERN CORPORATION (Corporation), a Virginia corporation, and [Full Name] (Participant), a director of the Corporation who is not an officer of the Corporation or any of its subsidiaries.

1.     Award Contingent Upon Execution of this Agreement.  This Award made to the Participant on the Award Date is contingent upon the Participant's execution and return to the Corporate Secretary of this Agreement.

2.     Terms of Plan Govern.  Each Award made hereunder is made pursuant to the Norfolk Southern Corporation Long‑Term Incentive Plan (Plan), all the terms and conditions of which are deemed to be incorporated in this Agreement and which forms a part of this Agreement.  The Participant agrees to be bound by all the terms and provisions of the Plan and by all determinations of the Committee thereunder.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

3.     Award of Restricted Stock Units.  The Corporation hereby grants to the Participant on Award Date [RSUs] Restricted Stock Units.  Each whole Restricted Stock Unit is a contingent right to receive a Restricted Stock Unit Share, granted pursuant to Section 10 of the Plan, subject to the restrictions and other terms and conditions set forth in the Plan and this Agreement.

(a)   Memorandum Account.  The Participant's Award of Restricted Stock Units shall be recorded in a memorandum account. The Participant shall have no beneficial ownership interest in the Common Stock of the Corporation represented by the Restricted Stock Units awarded and no right to receive a certificate representing such shares of Common Stock.  The Participant shall have no right to vote the Common Stock represented by the Restricted Stock Units awarded or to receive dividends.

(b)   Restriction and Retention Period.  The Restriction Period for the Restricted Stock Units granted pursuant to this Award is waived and in lieu thereof, such Restricted Stock Units are subject to a Retention Period.  The Retention Period shall expire upon the Participant's Separation from Service (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder) (a "Separation From Service") or death.  Notwithstanding any term of the Plan to the contrary, no Restricted Stock Units shall be settled in Restricted Stock Unit Shares pursuant to Section 5 hereof until the expiration of the Retention Period.

(c)   Restrictions.  Until the expiration of the Retention Period, Restricted Stock Units shall be subject to the following restrictions:

                         i.    the Participant shall not be entitled to receive the certificate or certificates representing the Restricted Stock Unit Shares to which the Participant may have a contingent right to receive in the future; and

                        ii.    the Restricted Stock Units may not be sold, transferred, assigned, pledged, conveyed, hypothecated, used to exercise options or otherwise disposed of.

     4.     Crediting of Dividend Equivalents.  On each dividend payment date for the Corporation, the Corporation shall credit the memorandum account of each Participant who holds Restricted Stock Units as of the declared record date with additional Restricted Stock Units and fractions thereof equivalent to the dividend paid on the Corporation's Common Stock based on the Fair Market Value of the Common Stock on the dividend payment date.  Each credited dividend equivalent shall be equal to the amount of the regular quarterly dividend paid in accordance with the Corporation's normal dividend payment practice as may be determined by the Committee, in its sole discretion.  The Participant's memorandum account will be credited with additional Restricted Stock Units, including fractions thereof, pursuant to this section until all Restricted Stock Units that were credited to the Participant are distributed upon the Participant's Separation From Service or death.

5.     Distribution of Restricted Stock Units.  The Restricted Stock Units credited hereunder shall be distributed in accordance with the irrevocable election previously made by the Participant.  If the Participant dies at any time, then within thirty (30) days following the Participant's death, any Restricted Stock Units credited to the Participant's memorandum account will be distributed as whole Restricted Stock Unit Shares to the Participant's beneficiary and any fraction of a single Restricted Stock Unit that was credited to the Participant's memorandum account will be distributed to the Participant's beneficiary in cash.  The beneficiary may not, directly or indirectly, designate the taxable year of the settlement.

            IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Corporation by its officer thereunto duly authorized, and by the Participant, in acceptance of the above‑mentioned Award, subject to the terms of the Plan and of this Agreement, all as of the day and year first above written.

                                                            By: _____________________________________________

                                                                         [Full Name]

                                                             By:  _____________________________________________

                                                                        NORFOLK SOUTHERN CORPORATION